EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 13th day of December 2010 (the “Effective Date”)  by and between QuamTel, Inc., a Texas corporation (the “Company”), and William McLaughlin, whose residence address is 2717 Nighthawk Drive Plano, TX  75025 (the “Executive”).

The Company wishes to employ the Executive and the Executive wishes to enter into the employment of the Company as Chief Financial Officer of the Company.

This Agreement shall become effective immediately upon the execution hereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties hereby agree as follows:

1.      Employment.

1.1           Employment and Term.  The Company shall employ the Executive and the Executive shall continue to serve the Company, on the terms and conditions set forth herein, for the period (the “Term”) from the Effective Date and expiring on the third anniversary of the Effective Date, unless sooner terminated as hereinafter set forth. After the expiration of the third anniversary date hereof, the Agreement will automatically renew for subsequent one year period(s), unless terminated at least 90 days prior to the expiration of the applicable one year period.

1.2           Duties of Executive.  The Executive shall serve as Chief Financial Officer of the Company and shall perform the duties of an executive commensurate with such position, shall diligently perform all services and exercise such power and authority as may from time to time be assigned or delegated to him by the Company’s Chief Executive Officer, Board of Directors and Executive Committee. The Executive’s responsibilities shall include, but not be limited to, directing the Financial and Accounting functions of the Company by performing the following duties personally or through subordinates:

•	Oversight and direct supervision of the Company’s financial, accounting, regulatory, compliance and budgetary functions.

•	Operating and maintaining a coordinated financial management system to budget, collect, control, and properly account for the Company’s revenues and cash reserves.

•	Management of key financial relationships, including banking and outside investors.

•	To support the fund raising initiatives as the Company’s financial spokesman supporting road shows, and media and analyst interviews.

•	Periodic reporting to the Company’s Board of Directors.

•	To assist senior management in the development of strategic plans, budgets and forecasts.

•	To provide accurate and timely preparation of Corporate, SEC and tax filings, financial statements or other management reports, on a consistent basis.

1.3           The Company.  As used herein the term the “Company” shall be deemed to include any and all present and future subsidiaries, divisions and affiliates of the Company.

2.      Compensation.

2.1           Base Salary and Bonuses.  During the term, the Executive shall receive a base salary paid bi-weekly, as well as periodic cash payments, in the following amounts during the following time periods (the “Base Salary”):

●	from December 13, 2010 through December 31, 2010, the Executive will receive salary of $6,250.00 per month (pro rated); and

●	from January 1, 2011 through February 28, 2011, the Executive will receive salary of $6,250.00 per month; and

●	on February 28, 2011, the Executive will receive a cash payment of $1,250.00; and

●	from March 1, 2011 through May 31, 2011, the Executive will receive salary of $7,500.00 per month; and

●	on May 31, 2011, the Executive will receive a cash payment of $2,500.00; and

●	from June 1, 2011 through December 12, 2011, the Executive will receive salary of $10,000.00 per month; and

●	on December 12, 2011, the Executive will receive a cash payment of $1,250.00; and

●	from December 13, 2011 through the remainder of the Term, the Executive will receive salary of $11,250.00 per month.

The Board of Directors may increase these amounts at any other time if the Company has achieved the goals set by the Board.  Once increased, the Executive’s Base Salary will not be reduced. In addition, the Board of Directors may elect to award the Executive performance bonuses from time to time based on the Executive’s performance or the performance of the Company.

2.2           Equity.  Upon the execution of this Agreement, the Company will issue to the Executive incentive stock grants totaling 30,000 shares issued on a quarterly basis, all stock issuances will be common stock of QuamTel, Inc. Such grants (“Grants”) shall become fully-vested effective quarterly during the term of this Agreement.

Stock Option Grants.  The Executive shall be entitled to receive a grant based on the Executive’s performance during each year during the term of this Agreement, beginning with 2011. The amount of the stock option grant in any year shall be determined by reference to the profitability of the Company and such other measures as the Board of Directors and the Executive may agree.  The terms and conditions relating to the stock option bonus shall be negotiated in good faith.  The shares of common stock underlying such options shall also be registered with the SEC on Form S-8 or any other registration form available for use by the Company, and the Company shall keep such registration statement effective until the Executive has sold all of such shares.

3.      Expense Reimbursement and Other Benefits.

3.1           Expense Reimbursement.  During the Term, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, the Company shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel, entertainment and reimbursement or payment to Executive of costs to maintain the Executive’s certified public accounting license, required continuing education and professional organizations not to exceed $1,000.00 annually.

3.2           Other Benefits and Indemnification.  During the term, the Company shall pay for 50% of the costs to provide the Executive with coverage for medical and dental insurance in accordance with the Company’s handbook. The Executive may elect not to receive the medical and dental coverage in which case an amount equal to the cost of said coverage will be paid to the Executive as additional compensation.

3.3           Vacation.  Executive shall be entitled paid vacation during each calendar year in accordance with the Company’s handbook taking into consideration the business needs of the Company.

4.      Termination for Cause.  Notwithstanding anything contained in this Agreement to the contrary, the Company may terminate this Agreement for Cause.  As used in this Agreement “Cause” shall mean (i) an act of fraud, embezzlement or theft of funds or property of the Company or any of its clients/customers; (ii) any intentional wrongful disclosure of proprietary information or trade secrets of the Company or its affiliates or any intentional form of self-dealing detrimental to the Interests of the Company; (iii) the habitual and debilitating use of alcohol or drugs; (iv) continued failure to comply with the reasonable and lawful written directives of the CEO, Executive Committee or Board of Directors; insubordination or abandonment of position (after written notice and a fifteen (30) day period to cure; or (v) failure to comply in any material respect with the terms of this Agreement (after written notice and a thirty (30) day period to cure).  Upon any termination pursuant to this Section (a) the Company shall pay to the Executive any unpaid Base Salary at the rate then in effect accrued through the effective date of termination specified in such notice.  Except as provided above, the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination outlined in Sections 3.1, and the vested portion of the equity set forth in Section 2.2.

4.1           Termination Without Cause.  The Company may terminate this Agreement without cause at any time by giving Executive sixty (60) day prior written notice of its desire to terminate.  In the event the Company elects to terminate the Agreement pursuant to this Section 4.1, the Company shall have no further liability hereunder other than for the payment to Executive on the termination date of any unpaid Base Salary through the termination date, reimbursement of reasonable business expenses incurred prior to the termination date, payment of a lump sum of six months current salary in cash as soon as administratively feasible after the date of termination and payment of COBRA continuation coverage for a six month period.  Stock Option Grants set forth in Section 2.2 shall become fully vested upon termination under this Section 4.1.

4.2           Resignation by Executive.  The Executive upon delivery of notice may terminate this Agreement therefore upon not less than 30 days prior notice of such termination.  Upon receipt of such notice, the Company may, in its sole discretion, release the Executive of his duties and his employment hereunder prior to the expiration of the 30 day notice period.  Notwithstanding anything contained in this Agreement to the contrary, in the event of a termination by the Executive pursuant to this Section 4.1, the Company shall have no further liability hereunder other than the vested portion of the equity set forth in Section 2.2.

4.3           Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company, by 30 days written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive’s employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 days in any 12 month period.  Upon the termination pursuant to this Section, the Company shall continue (i) to pay to the Executive Base Salary at the rates then in effect for a period of 6 months after the effective date of termination (the “Separation Period”), (ii) employee benefit programs as to the Executive for the Separation Period and (iii) the Company shall be responsible for making payments on behalf of the Executive and his family to maintain coverage of health and other benefits under COBRA, for the maximum period allowed.  Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses, incurred prior to the date of termination, subject, however to the provisions of Section 3.1, and the vested portion of the equity set forth in Section 2.2.

4.4           Changes in Control.  For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if : (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of Directors of the Company (not including the currently proposed realignment of the Board of Directors contemplated on or about the Effective Date of this Agreement), or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction.

(a)      The Company and Executive hereby agree that, if Executive is affiliated with the Company on the date on which a Change of Control occurs, (the “Change of Control Date”), and this Agreement is in full force and effect, the Company (or, if Executive is affiliated with a subsidiary, the subsidiary) will continue to retain Executive and Executive will remain affiliated with the Company (or subsidiary), subject to Section 4.4(c) herein and the other terms and conditions of this Agreement,  for the period commencing on the Change of Control Date and ending on the anniversary of such date (this anniversary date shall then become the “Change of Control Termination Date”).  If after the Change of Control, Executive is requested, and, in his sole and absolute discretion, consents to change his principal business location, the Company will reimburse the Executive for his reasonable relocation expenses, including, without limitation, moving expenses, temporary living and travel expenses for a reasonable time while arranging to move his residence to the changed location, closing costs, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursement.  If the Executive shall not consent to change his business location, the Executive may continue to provide the services required of him hereunder from his then residence and/or business address until the Change of Control Termination Date, at which time this Agreement shall terminate, unless sooner terminated or extended as set forth herein.

(b)      During the remaining term hereof after the Change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive a salary and benefits at not less than the level applicable to Executive on the Change of Control Date, (ii) pay Executive bonuses as set forth herein, and (iii) continue employee benefit programs as to Executive at levels in effect on the Change of Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefit programs).

(c)      The Company hereby agrees that, if Change of Control occurs prior to the termination of this Agreement, the Executive’s Stock Options and Warrants referred to in section 2.2 shall become fully vested and registered. In addition, notwithstanding the foregoing, if a Change of Control occurs, the Executive shall have a thirty (30) day period to terminate this Agreement in which case he will be paid a lump sum of six months current salary in cash as soon as administratively feasible after the date of termination and payment of COBRA continuation coverage for a six month period as payment in full hereunder.

5.      Death.  In the event of the death of the Executive during the Term of his employment hereunder, the Company shall pay to the personal representative of the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death.  Except as provided above, the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 3.1, and the vested portion of the equity set forth in Section 2.2. In such case, Executive’s vesting shall be calculated as if the Executive was employed under this Agreement as of the end of the calendar year in which his death occurs.

6.        Consolidation, Merger or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing.  Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

7.      Restrictive Covenants.

7.1           Nondisclosure.  During the Term and following termination of the Executive’s employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary.  For purposes of this Agreement “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

7.2           Books and Records.  All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement.

7.3           Certain Activities.  The Executive shall not, while employed by the Company and for a period of one (1) year following the date of termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or supplier of Employer or any of its subsidiaries to discontinue or alter his or its relationship with Employer or any of its subsidiaries.

7.4           Non-Competition.  The Executive shall not, while employed by the Company and for a period of one (1) year following the date of termination, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, shareholder, lender or otherwise), in any business that manufactures, markets or sells products that directly competes with any product of the Employer that is significant to the Employer’s business based on sales and/or profitability of any such product as of the date of termination.  Nothing herein shall prohibit Executive from being a passive owner of less than 1% of any publicly-traded class of capital stock of any entity directly engaged in a competing business.

7.5           Property Rights; Assignment of Inventions.  With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(a)      that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Employer;

(b)      to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(c)      not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

(d)      that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive’s right, title and interest in them, and all Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon.  Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(e)      at the request of Employer, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

7.6           Injunctive Relief.  The parties hereby acknowledge and agree that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 6; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 6.

7.7           Non-Exclusivity and Survival.  The covenants of the Executive contained in this Section 7 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

8.      Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

9.      Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance herewith, and judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof.  Venue of the arbitration shall be in Broward County, Florida.  Any controversy or claim shall be submitted to three arbitrators selected from the panels of the arbitrators of the American Arbitration Association.  The arbitrators, in addition to any award made, shall have the discretion to award the prevailing party the costs of the proceedings, together with reasonable attorneys’ fees, provided that absent such award, each party shall bear the costs of its own counsel and presentation of evidence, and each party shall share equally the cost of such arbitration proceeding.  Any award made hereunder may be docketed in a court of competent jurisdiction in Broward County, Florida, and all parties hereby consent to the personal jurisdiction of such court for purposes of the enforcement of the arbitration award.

10.      Binding Effect.  Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.  The Executive may not assign his rights or benefits, or delegate any of his duties, hereunder without the prior written consent of the Company.

11.      Further Assurances.  At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

12.      Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

13.      Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.  Notwithstanding the foregoing, the parties shall promptly amend this Agreement, to the extent necessary, pursuant to the requirements of Section 409A of the Internal Revenue Code upon the issuance of regulatory guidance. Such an amendment will be structured to provide the same economic benefit to the Executive as intended under this Agreement.

14.      Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the application of the principles pertaining to conflicts of laws.

15.      Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

16.      Construction.  The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

17.      Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

18.      No Third-Party Beneficiaries.  No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement.  It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

19.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

20.      Notice.  Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to have been delivered when hand delivered, sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first above written.

QuamTel, Inc.

By:	/s/ Stuart Ehrlich
Stuart Ehrlich, C.E.O.
December 13, 2010

/s/ William McLaughlin
William McLaughlin
December 13, 2010